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                                                                    EXHIBIT 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated April 12, 1999 (except with respect to the effect of the pending sale of Eastern Telecom, Inc. discussed in Note B, as to which the date is March 27, 2000) related to the consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997 of VSI Enterprises, Inc. and subsidiaries (the "Company"), included in the Company's Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in or made a part of this registration statement.


                                      /s/ Arthur Andersen LLP



Atlanta, Georgia
April 19, 2000